Exhibit 99.1

CoLucid Pharmaceuticals Announces Pricing of Public Offering of Common Stock

Cambridge, MA, September 9, 2016 — CoLucid Pharmaceuticals, Inc. (“CoLucid”) (Nasdaq: CLCD), a biopharmaceutical company that is developing lasmiditan oral tablets for the acute treatment of migraine in adults, today announced the pricing of an underwritten public offering of 3,250,000 shares of its common stock at a public offering price of $20.00 per share, for aggregate gross proceeds of $65.0 million. In addition, CoLucid has granted the underwriters a 30-day option to purchase up to an additional 487,500 shares of common stock on the same terms and conditions. All of the shares of common stock in the offering are being sold by CoLucid. The offering is expected to close on September 14, 2016, subject to the satisfaction of customary closing conditions.

Piper Jaffray & Co. and Barclays Capital Inc. are acting as joint book-running managers for the offering. Stifel is acting as lead manager for the offering, and Ladenburg Thalmann is acting as co-manager for the offering.

CoLucid anticipates the aggregate net proceeds from the offering will be approximately $60.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by CoLucid, but excluding any exercise of the underwriters’ option to purchase additional shares of common stock. CoLucid intends to use the net proceeds from the offering to fund the continued clinical development of lasmiditan and the remainder for working capital and general corporate purposes.

A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on June 24, 2016. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on September 8, 2016. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained, when available, by contacting: Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924, or by email at prospectus@pjc.com, or by contacting: Barclays Capital Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing lasmiditan oral tablets for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of headache pain associated with migraine in adults in emergency room and other urgent care settings.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or similar words or phrases. Because such statements deal with future events and are based on CoLucid’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of CoLucid could differ materially from those described in or implied by the statements in this press release. For example, forward-looking statements include statements related to current market conditions and the satisfaction of customary closing conditions in connection with the public offering. More information about the risks and uncertainties faced by CoLucid are contained in its periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers	Hans Vitzthum
Chief Executive Officer	Managing Director
CoLucid Pharmaceuticals, Inc.	LifeSci Advisors, LLC.
(857) 285-6494	(212) 915-2568